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                                    Form 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

        Date of report (Date of earliest event reported): October 5, 2000

                            LNR PROPERTY CORPORATION
             (Exact name of Registrant as Specified in its Charter)

   Delaware                       1-3223                   65-0777234
(State or Other                (Commission               (IRS Employer
Jurisdiction of                File Number)            Identification Number)
Incorporation)

                           760 Northwest 107th Avenue
                              Miami, Florida 33172
               (Address of Principal Executive Offices) (Zip Code)

               Registrant's telephone number, including area code:
                                 (305) 485-2000

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ITEM 9.    REGULATION FD DISCLOSURE

         On October 5, 2000, LNR Property Corporation made a presentation at the Deutsche Banc Alex. Brown Ninth Annual Global High Yield Conference. This presentation included the following information as of August 31, 2000:

         o Our balance sheet is less than 50% levered based on what we believe to be the fair market value of our assets(1)

         o We believe that the market value of our assets today exceeds book value by over $750 million(1)

         o We expect an Internal Rate of Return (unlevered) of 61.9% on our domestic loan portfolios purchased between 1992 and 1996. We have achieved an Internal Rate of Return (unlevered) of 33.4% on our Japanese loan portfolios purchased between 1997 and 1999

         o Selected information about 22 unrated commercial mortgage-backed securities ("CMBS") purchased over three years ago, includes:

                  o        $359.0 million of face amount purchased

                  o        $102.3 million of original purchase price

                  o        $59.7 million of book value at August 31, 2000

                  o        $166.0 million of cash received to date

                  o        $385.6 million of expected future cash flow

                  o        Expected weighted average maturity of 11 years

         o The ratio of our debt to what we believe is our net realizable asset value is 1.0x(1)

(1) These numbers are based on management's internal estimates of the market values of our assets as of August 31, 2000.

Certain statements contained above may be "forward looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward looking statements inherently involve risks and uncertainties. The factors, among others, that could cause actual results to differ from those anticipated by the forward looking statements include (i) changes in interest rates, (ii) changes in demand for commercial real estate nationally, in areas in which the Company owns properties, or in areas in which properties securing mortgages directly or indirectly owned by the Company are located, (iii) national or regional business conditions which affect the ability of mortgage obligors to pay principal or interest when it is due, and (iv) the cyclical nature of the commercial real estate business.

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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

LNR PROPERTY CORPORATION

Date:  October 5, 2000       By: /s/  SHELLY RUBIN
                                 ------------------------
                                 Name:  Shelly Rubin
                                 Title: Chief Financial Officer